UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 12, 2021

Myers Industries, Inc.

(Exact Name of Registrant as Specified in Charter)

Ohio	001-8524	34-0778636
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1293 South Main Street, Akron, Ohio 44301

(Address of Principal Executive Offices, and Zip Code)

(330) 253-5592

Registrant’s Telephone Number, Including Area Code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, without par value	MYE	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into Material Definitive Agreement.

Credit Agreement

On March 12, 2021, Myers Industries, Inc. (the “Company”) entered into a Sixth Amended and Restated Loan Agreement (the “Loan Agreement”) with MYE Canada Operations Inc., Scepter Canada Inc. and the other foreign subsidiary borrowers identified therein, the lenders identified therein and JPMorgan Chase Bank, National Association, as administrative agent. The agreement provides for a $250 million senior revolving credit facility expiring on March 12, 2024, which replaced the Company’s existing $200 million facility. Amounts borrowed under the credit facility are secured by pledges of stock of certain of the Company’s foreign subsidiaries and guaranties of certain of its domestic subsidiaries.

The amended facility extends the term of the facility by approximately three years and provides for a maximum commitment amount of up to $250 million, which includes a letter of credit subfacility and swingline subfacility. Amounts borrowed under the amended facility will be used to replace the amounts outstanding under the Company’s existing loan agreement and for working capital and general corporate purposes. The Loan Agreement also has an accordion feature, which allows the Company to increase the availability by up to $200 million upon the satisfaction of certain conditions. Borrowings will bear interest at the LIBOR rate, prime rate, Federal Reserve Bank of New York rate, Canadian deposit offered rate, Canadian prime rate, TIBOR rate, or the eurocurrency reference rate depending on the type of loan requested by the Company, in each case plus the applicable margin as set forth in the Loan Agreement. The Loan Agreement contains certain financial covenants that require the Company to maintain less than a maximum debt to EBITDA ratio and more than a minimum interest coverage ratio, as well as other customary terms and conditions.

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement attached to this Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Note Purchase Agreement

Also on March 12, 2021, the Company entered into a Third Amendment to the Note Purchase Agreement (the “Note Purchase Amendment”) with the subsidiary guarantors identified therein and each of the institutions which is a signatory thereto. The Note Purchase Amendment revises, among other things, certain of the financial covenants and definitions to correspond with the changes made to the Company’s Loan Agreement.

The foregoing description of the Note Purchase Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Note Purchase Amendment attached to this Form 8-K as Exhibit 10.2 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The disclosure in Item 1.01 and Exhibits 10.1 and 10.2 of this report are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit Number	Description

10.1

Sixth Amended and Restated Loan Agreement, dated March 12, 2021, among Myers Industries, Inc., MYE Canada Operations Inc., Scepter Canada Inc. and the other foreign subsidiary borrowers, the lenders and JPMorgan Chase Bank, National Association, as administrative agent *

10.2	Third Amendment to Note Purchase Agreement, dated March 12, 2021, among Myers Industries, Inc., the subsidiary guarantors identified therein and each of the institutions which is a signatory thereto *

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
*

Pursuant to Item 601(b)(10) of Regulation S-K, certain exhibits and schedules have been omitted from this filing. The registrant agrees to furnish the Commission on a supplemental basis a copy of any omitted provisions, exhibit or schedule.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Myers Industries, Inc.

By:	/s/ Andrean R. Horton
Andrean R. Horton, Esq.
Chief Legal Officer and Secretary

Date: March 16, 2021